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                                                                    Exhibit 2.3


                                 AMENDMENT NO. 1

                                       TO

                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS


         THIS AMENDMENT NO.1 TO AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (this "AMENDMENT") is made as of December 29, 2000 by and between LUCENT TECHNOLOGIES INC., a Delaware corporation ("SELLER" or "LUCENT"), and TYCO GROUP S.A.R.L., a company organized under the laws of Luxembourg ("BUYER").


                                 R E C I T A L S


         A. WHEREAS, Seller and Buyer have entered into that certain Agreement for the Purchase and Sale of Assets dated as of November 13, 2000 (the "AGREEMENT");

         B. WHEREAS, Seller and Buyer desire to enter into this Amendment to amend the Agreement; and

         C. WHEREAS, capitalized terms used in this Amendment but not defined have the meanings ascribed to them in the Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:


         1. AMENDMENTS TO THE AGREEMENT

         a. Section 1.1 of the Agreement shall be amended to add the following definitions:

         "SECONDED EMPLOYEES" has the meaning assigned in Section 5.4(c).

         "EMPLOYEE TRANSITION PERIOD" has the meaning assigned in Section
         5.4(c).

         "LUCENT MEXICAN COMPANY" has the meaning assigned in Section 2.1(k).

         "PAST SERVICE TRANSITION BENEFIT FORMULA" is 2000 W2 compensation (but not any compensation attributable to the exercise of stock options or in excess of Section 401(a)(17) of the Code) times a factor equal to 3% + 0.3% *(age-40,


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         not less than zero) + 0.3%*(age-45, not less than zero) + 0.3%*(age-50, not less than zero).

         "PRIMARY CLOSING" has the meaning assigned in Section 8.4.

         "SUBSEQUENT CLOSING" has the meaning assigned in Section 8.4.

         "TRANSFERRED RETIREE NONREPRESENTED EMPLOYEES" shall have the meaning assigned in Section 5.4(p)."

         b. Section 2.1(k) of the Agreement shall be deleted in its entirety and replaced with the following:

         "(k) the quotas of Lucent Inepar Sistemas de Energia Ltda. (the "BRAZILIAN JV COMPANY"), the shares of Lucent Technologies Microelectronica de Mexico S.A. de C.V. (the "LUCENT MEXICAN COMPANY").


         c. Section 2.3(c) of the Agreement shall be deleted in its entirety and replaced with the following:

         "(c) Within sixty (60) days after the Closing Date, Buyer shall pay to Seller as an addition to the Purchase Price an amount equal to the Dallas Receivables (net of allowance for doubtful accounts allocable to the Dallas Receivables) minus (a) the Warranty Liability of $14,700,000 as of September 30, 2000, and minus (b) the amount attributable to GR/IR (goods received/invoices not received) in the United States. Any disagreements related to this provision shall be handled as set forth in Section 2.3(b)."

         d. Two new Sections 2.3(e) and (f) shall be added to the Agreement to read as follows:

         "(e) If there shall occur a Primary Closing (as defined below) and one or more Subsequent Closings (as defined below) as contemplated by
         Section 8.4, for purposes of this Section 2.3(b) the "Closing Date" shall be the date of the Primary Closing (as defined below), and the calculations required hereunder shall be made with respect to the entirety of the Business as of such date.

         (f) Seller agrees to engage PricewaterhouseCoopers LLP to perform an audit of the total sales revenue of the Business for the fiscal year ended September 30, 2000 (the "FISCAL YEAR AUDIT"), and for the two months ended November 30, 2000 (the "INTERIM PERIOD AUDIT"), within forty five (45) days after the Closing Date. On or before the end of such 45-day period, Seller shall deliver to Buyer the results of the Fiscal Year Audit and the Interim


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         Period Audit. To the extent that the total sales revenue for the fiscal year ended September 30, 2000 as shown in the Fiscal Year Audit results (the "AUDITED FISCAL REVENUE") is less than One Billion Five Hundred Sixty Four Million Dollars ($1,564,000,000) (the "REPRESENTED FISCAL REVENUE"), then Seller shall pay to Buyer an amount equal to the product of: (x) the Represented Fiscal Revenue minus the Audited Fiscal Revenue, multiplied by (y) a factor of 1.60. To the extent that the total sales revenue for the two month period ended November 30, 2000 as shown in the Interim Period Audit results (the "AUDITED INTERIM REVENUE") is less than Two Hundred Sixty Two Million Dollars ($262,000,000) (the "REPRESENTED INTERIM REVENUE"), then Seller shall pay to Buyer an amount equal to the product of: (x) the Represented Interim Revenue minus the Audited Interim Revenue, multiplied by (y) a factor of 1.60. Any payments due to Buyer under this Section 2.3(f) shall be paid to Buyer by wire transfer in immediately available funds to an account specified by Buyer, within five (5) days after Seller provides the audit results to Buyer."

         e. Section 5.4(c) of the Agreement shall be deleted in its entirety and replaced with the following:

         "(c) (i) Employment with Buyer of Transferred Employees shall be effective as of the Business Day following the close of business on the Closing Date, except that the employment of individuals (1) receiving short-term disability benefits on the Closing Date, (2) on approved leave of absence on the Closing Date or (3) for whom required Governmental Approvals for the transfer of any such individuals has not yet been approved as of the Closing Date (the "SECONDED EMPLOYEES") will become effective as of the date they present themselves for work with the Buyer in the case of (1) and (2) or as soon as practicable after the Governmental Approvals are received in the case of (3).

              (ii) The Seconded Employees will remain in the employment of Seller or a Seller Subsidiary until all required Governmental Approvals are obtained for their transfer to Buyer or a Buyer Designee (the "EMPLOYMENT TRANSITION PERIOD") but will perform services and continue to devote all of their time to the Business until such time as they transfer to Buyer or a Buyer Designee to the extent permitted by law. Buyer or the applicable Buyer Designee agrees to reimburse Seller or the applicable Seller Subsidiary, on not more than a monthly basis, for all reasonable costs and expenses incurred by Seller or the applicable Seller Subsidiary in connection with any such Seconded Employee during this Employment Transition Period."


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         f. Section 5.4(h) of the Agreement shall be deleted in its entirety and replaced with the following:

         "(h) For purposes of this Section 5.4, "PENSION TRANSFER AMOUNT" shall mean the greater of (A) and (B), where (A) shall be the minimum required transfer amount determined in accordance with the terms of Seller's pension plans and the requirements of Section 414(1) of the Code, utilizing the "safe harbor" rates and assumptions set forth in the regulations promulgated under Section 4044 of ERISA as of the Closing Date, except that the termination and retirement rate assumptions utilized for purposes of this Section 5.4(h) shall be the assumptions used by Seller to determine the funding requirements for the 2000 plan year and that no expense load, including any loading charge determined under the Loading Assumptions set forth in Appendix C to Part 4044 of the PBGC Regulations, shall be charged, and (B) shall be the sum of (I) and (II) less (III), where (I) is the accumulated benefit obligation under FAS 87 as of the Closing Date with respect to Represented Transferred Employees, (II) is the accumulated postretirement benefit obligation for post-retirement medical and dental plans under FAS 106 as of the Closing Date with respect to Represented Transferred Employees, and (III) is the amount transferred under Section 5.4(i) with respect to the postretirement medical and dental plans for Represented Transferred Employees. For purposes of the preceding sentence, such accumulated benefit obligation and accumulated postretirement benefit obligation shall be determined on the basis of the plan provisions in effect on the Closing Date and the actuarial methods and assumptions (based on the terms and conditions of the United States collective bargaining agreement in effect as of September 30, 2000) utilized for purposes of Seller's financial disclosures under FAS 87 and 106 for such plans as of September 30, 2000."

         g. Two new Sections 5.4(o) and (p) shall be added to the Agreement to read as follows:

         "(o) Buyer shall provide to any U.S. Non-Represented Transferred Employee who, as of the Closing Date, is forty or more years of age and has three or more years of service with Seller, a lump sum payment (either in the form of a contribution into a retirement account or a cash payment), which payment shall be determined by Buyer in accordance with the Past Service Transition Benefit Formula.


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         (p) Seller and Buyer acknowledge that certain employees of the Business who retire prior to or on the Closing Date in contemplation of the Transaction will not be included in the list of Business Employees to be provided to Buyer, and therefore will not become Transferred Employees. In the case of such U.S. employees who are not represented by the Communications Workers of America (the "Transferred Retiree Nonrepresented Employees"), Buyer agrees to hire such employees effective as of the day after the Closing Date and to treat them for all purposes in accordance with Section 5.4 as if they were Transferred Employees."

         h. Section 5.8(c) of the Agreement shall be deleted in its entirety and replaced with the following:

         "(c) As soon as reasonably practicable after the Closing Date, but in no event later than three (3) months following the Closing Date, Buyer shall change the name of the Brazilian JV Company and the Lucent Mexican Company to delete any references to "Lucent".

         i. A new Section 8.4 shall be added to the Agreement to read as follows:

         "8.4 SUBSEQUENT CLOSINGS

         Notwithstanding the foregoing, in the event that all of the conditions set forth in Section 8.1 hereof are satisfied with respect to Mexico and the United States, but such conditions are not satisfied with respect to one or more other jurisdictions, Seller and Buyer agree to consummate the Closing with respect to those assets and liabilities of the Business for which (i) all required approvals and consents described in Section 8.1 have been obtained, or (ii) no approvals or consents are required (a "Primary Closing"). In the event of a Primary Closing, Seller shall transfer and assign to Buyer or a Buyer Designee, and Buyer or a Buyer Designee shall purchase and accept from Seller, those Purchased Assets and Assumed Liabilities constituting that part of the Business for which consents or approvals described in Section
         8.1 have been obtained or are not required, and Buyer shall pay such amount of the Purchase Price (as set forth on Schedule 2.3(d)) to be allocated to such part of the Business being so transferred. The closing or closings with respect to the Purchased Assets and Assumed Liabilities not transferred, assigned, purchased and


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         accepted at the Primary Closing (each, a "Subsequent Closing") shall occur as promptly as practical after receipt of the remaining approvals and consents referred to in Section 8.1. At each Subsequent Closing, Buyer shall pay to Seller such amount of the Purchase Price (as set forth on Schedule 2.3(d)) to be allocated to such part of the Business being so transferred. From the Primary Closing, the entirety of the Business shall be operated for the benefit and detriment of Buyer. Buyer and Seller agree to negotiate in good faith any appropriate modifications to this Agreement to effectuate the foregoing."

         j. Section 9.2 of the Agreement shall be deleted in its entirety and replaced with the following:

         "The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing for eighteen (18) months provided, however, that (i) the representations and warranties in Sections 3.5(a), the second sentence of Section 3.7(b) and Section 3.13(a), in each case relating to title matters shall survive the Closing and shall not terminate and (ii) the representations and warranties in Section 3.11 relating to environmental matters shall survive the Closing and shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the environmental liabilities in question. Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties after the survival period for such representation or warranty expires."

         2. REPRESENTATIONS AND WARRANTIES

         2.1 SELLER'S REPRESENTATION AND WARRANTY

         Seller represents and warrants to Buyer that Seller has all requisite corporate power and authority to execute and deliver this Amendment and to effect the transactions contemplated hereby and has duly authorized the execution, delivery and performance of this Amendment by all requisite corporate action. This Amendment has been duly executed and delivered by Seller and this Amendment is a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

         2.2 BUYER'S REPRESENTATION AND WARRANTY


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         Buyer represents and warrants to Seller that Buyer has all requisite corporate power and authority to execute and deliver this Amendment and to effect the transactions contemplated hereby and has duly authorized the execution, delivery and performance of this Amendment by all requisite corporate action. This Amendment has been duly executed and delivered by Buyer and this Amendment is a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

         3. MISCELLANEOUS PROVISIONS

         3.1 GOVERNING LAW

         THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

         3.2 EXECUTION IN COUNTERPARTS

         This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         3.3 AGREEMENT AS AMENDED

         This Amendment is limited as specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement. From and after the date hereof, all references to the Agreement shall be deemed references to the Agreement as amended and supplemented hereby.



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         IN WITNESS WHEREOF, each of Seller and Buyer has caused this Amendment to be duly executed on its behalf by a duly authorized representative as of the date first written above.


                                LUCENT TECHNOLOGIES INC.



                                By:
                                   -----------------------------------------
                                Name:
                                Title:

                                TYCO GROUP S.A.R.L.



                                By:
                                   -----------------------------------------
                                Name:
                                Title:



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